Amended Line of Credit Agreement

Five Hundred Thousand dollars ($300,000)	August 1, 2007
Fort Wayne, Indiana

Whereas, the Borrower and Lender entered into a Line of Credit Agreement on April 27, 2007 for a maximum amount of three hundred thousand dollars ($300,000);

Where as the Borrower and Lender desire to amend the Line of Credit Agreement to increase the maximum amount of the Line of Credit to five hundred thousand dollars ($500,000);

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the Borrower and Lender intending to be legally bound, do hereby unconditionally agree as follows:

Freedom Financial Holdings, Inc., (“FFH”) a corporation organized and existing under the laws of the State of Maryland, having its principal place of business at 6615 Brotherhood Way, Fort Wayne, Indiana (the "Borrower") promises to pay to the order of Robert Carteaux an individual existing under the laws of the State of Indiana having its principal residence at 7009 Woodcroft Lane, Fort Wayne, Indiana 46804 (the "Lender") at the residence of the Lender or such other place as the holder hereof shall designate the amount of principal that has been borrowed on this agreed line of credit with a maximum amount of five hundred thousand dollars ($500,000).

The term on this line of Credit will be at an interest rate gain of ten percent (10%). Said principal and flat ten percent (10%) will be paid in full upon FFH raising $1,500,000 in the anticipated Initial Public Offering (“IPO”) of FFH. In the event that FFH raises less than $1,500,000 in the IPO, the principal will continue to accrue interest at flat rate of 20% per year and will be paid from operations, when available.

All loans hereunder and all payments on account of principal hereof shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached which is part of this Line of Credit agreement, the entries on the records of the Lender (including any appearing on this Line of Credit) shall be prima facie evidence of amounts outstanding hereunder.

All or any part of the aforesaid principal sum and interest may be prepaid at any time and from time to time without penalty.

Any deposits or other sums at any time credited by or due from the holder to the Borrower, or to any endorser or guarantor hereof, and any securities or other property of the Borrower or any such endorser or guarantor at any time in the possession of the holder may at all times be held and treated as collateral for the payment of this Line of Credit and any and all other liabilities (direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising) of the Borrower to the holder. Regardless of the adequacy of collateral, the holder may apply or set off such deposits or other sums against such liabilities at any time in the case of the Borrower, but only with respect to matured liabilities in the case of endorsers and guarantors.

The Borrower and every endorser and guarantor of this Line of Credit hereby waive presentment, demand, notice protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and consent that no indulgence, and no substitution, release or surrender collateral, and no discharge or release of any other party primarily or secondarily liable hereon, shall discharge or otherwise affect the liability of the Borrower or any such endorser or guarantor. No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or any other right hereunder, and a waiver of any such right on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

Any notice to Borrower provided for in this Line of Credit shall be given by mailing such notice by certified mail return receipt requested addressed to Borrower at the address stated below, or to such other address as Borrower may designate by notice to the Line of Credit holder. Any notice to the Line of Credit holder shall be given by mailing such notice by certified mail, return receipt requested, to the Line of Credit holder at the address stated above in this Line of Credit, or at such other address as may have been designated by notice to Borrower.

The Borrower and every endorser and guarantor hereof agree to pay on demand all costs and expenses (including legal costs and attorneys' fees) incurred or paid by the holder in enforcing this Line of Credit on default.

This Line of Credit shall take effect as a sealed instrument and shall be governed by the laws of the State of Indiana.

/s/

Brian Kistler
CEO
Freedom Financial Holdings, Inc

/s/

Robert W. Carteaux
7009 Woodcroft Lane
Fort Wayne, In 46804

GRID
ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Outstanding Principal Balance	Notation Made By

4/27/07	$100,000	$100,000	BK

5/21/07	$100,000	$200,000	BK

6/26/07	$100,000	$300,000	BK

8/01/07	$100,000	$400,000	BK